SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 10, 2009

Date of Report

March 4, 2009

(Date of earliest event reported)

Wren, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-122185	87-0672359
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

235 West Sego Lily Drive, 2nd Floor, Sandy, Utah 84070

 (Address of principal executive offices, including zip code)

(801) 990-1992

(Registrant’s telephone number, including area code)

P.O. Box 5005, PMB 42, Rancho Santa Fe, California, 92067

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      Written communications pursuant to Rule 425 under the Securities Act

      Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01

Entry into a Material Definitive Agreement.

On March 4, 2009, the Company entered into an Exclusive License and Distribution Agreement with NextFitness, Inc. for the right to market and sell the NextFit KeyChain Trainer and associated Service.  NextFit Keychain Trainer and associated Service combine technology, expert coaching, and music to motivate  people to reach their fitness goals.  The Nextfit Keychain Trainer, a training and fitness aid, is a proprietary portable media player, which plugs into a USB port on any internet-connected computer to download fitness workouts, providing access to the NextFit Service, with dozens of coaches and millions of possible workouts, specially tailored to individual Subscribers.  The Keychain Trainer fits in pocket or purse and subscribers plug in the included headphones, press play on the Keychain Trainer, and listen as their personal trainers guide them to their fitness goals.

The License and Distribution Agreement calls for a license fee to be paid as follows:  issuance of 600,000 Class A Preferred Stock, issuance of 600,000 Class B Preferred Stock, $800,000 payable in the form of a Promissory Note, and further payments of $800,000, $300,000, $200,000 and $200,000. In addition, the Company must pay to NextFitness, Inc. $2.00 for every subscriber each month excluding subscriber’s first month.

A further condition of the License and Distribution Agreement requires the Company to pay Tryant, LLC, an entity 50% owned and controlled by Jeff Jenson, our President, the sum of $475,000 for consulting services and indemnification.

Item 2.01

Completion of Acquisition or Disposition of Assets.

On March 6, 2009, the Company disposed of its surplus inventory marketing business along with the surplus inventory.  The assets were sold to Jeff Jenson, president and director of the Company in exchange for the cancellation of 7,601,242 shares of common stock of the Company held by Mr. Jenson.

Item 3.02

Unregistered Sales of Equity Securities.

Pursuant to the terms of the License and Distribution Agreement, the Company issued 600,000 shares of Series A Preferred Stock; 600,000 shares of Series B Preferred Stock; and warrants to purchase 4,500,000 shares of common stock.  Series A Preferred Stock is convertible into 10 shares of Common Stock for each Series A Share, no voting rights are provided. Series B Preferred Stock is convertible into 10 shares of Common Stock for each Series B Share and provides for 2 votes per share on a converted basis.  The warrant is for the purchase of up to 4,500,000 shares at an exercise price of $0.334 per share for a period of three years, until March 4, 2012.

Item 5.01

Changes in Control of Registrant.

As a result of the License and Distribution Agreement, there has been a change in control of the Company.  As of March 4, 2009, through their ownership of Series B preferred stock that provides 12,000,000 votes on shareholder matters, Teri Sundh and Equity Online, Inc., an entity controlled by Jeff Hays, each control 33.33% of the voting securities for a total of 66.66% of the currently issued and outstanding voting securities.  Additionally,  Ms. Sundh has been appointed a director and officer of the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 4, 2009, the Company appointed Teri Sundh to fill a vacancy on the Board of Directors and to serve as Chief Executive Officer of the Company.  The Company has verbally agreed to pay Ms. Sundh an annual salary of $140,000 per year and intends to formalize the agreement in the near future.

Ms. Sundh, 41 years old, has excelled in executive management for over 15 years, negotiating multi-million dollar contracts with Fortune 500 companies as a vice president at Franklin Covey, as well as developing strategic partnership for several successful startups. Her experience includes negotiations with Xerox, Disney, IBM, Merrill Lynch, Coca-Cola, Nike, AT&T, and the National Chamber of Commerce. Teri has managed hundreds of employees and developed numerous national sales/marketing programs.

As one of the first key executives of ThinMillionaire Inc., Teri was responsible for developing and negotiating each of the many strategic relationships that ThinMillionaire formed with vendors, promotional partners, and fulfillment centers including Kraft, EAS, General Growth, SlimFast, Simon Properties and Jenny Craig. Ms. Sundh later co-founded and launched ZingBack Inc, a patent-pending voice messaging technology and served as Executive Vice President from March 2002 until November 2004. Mr. Sundh founded and has served as CEO since January 2005 of NextFitness, Inc. (formerly Podfitness.com, Inc.), where she helped create the world’s first personalized audio fitness system. In 2008, Teri was honored as one of “30 Women to Watch” by Utah Business magazine.

Item 9.01

Financial Statements and Exhibits.

(c)

Exhibits.

Exhibit No.

Title

4.1

Series A Preferred Stock

4.2

Series B Preferred Stock

4.3

Form of Warrant

10.1

Exclusive License and Distribution Agreement

10.2

Promissory Note to NextFitness

10.3

Promissory Note to Tryant, LLC

99

Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WREN, INC.

/s/ Jeff Jenson

Jeff Jenson, President

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